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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)


                      Government Technology Services, Inc.
                                (Name of Issuer)

                                     Common
                         (Title of Class of Securities)

                                    383750106
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 383750106                   13G                      Page 2 of 5 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Linwood A. Lacy, Jr.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
     Not Applicable
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     U.S.A.
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,493,700
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,493,700
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,493,700
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     16.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1.

         (a)    Name of Issuer:

                Government Technology Services, Inc.

         (b)    Address of Issuer's Principal Executive Offices:

                3901 Stonecraft Blvd.
                Chantilly, VA  20151-0808


Item 2.

         (a)    Name of Person Filing:

                Linwood A. Lacy, Jr.

         (b)    Address of Principal Business Office:

                2304 Cranborne Road
                Midlothian, VA  23113

         (c)    Place of Organization or Citizenship:

                USA

         (d)    Title of Class of Securities:

                Common

         (e)    CUSIP Number:

                 383750106


Item 3.  Not Applicable.

Item 4.  Ownership

         (a)    Amount Beneficially Owned:

                1,493,700

         (b)    Percent of Class:

                16.2%

         (c)    Number of Shares as to which such person has:

                (i)   Sole power to vote or to direct the vote

                      1,493,700

                (ii)  Shared power to vote or to direct the vote


                (iii) Sole power to dispose or to direct the disposition of

                      1,493,700

                (iv)  Shared power to dispose or to direct the disposition of


Item 5.  Ownership of Five Percent or Less of a Class

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                Not Applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable


Item 9.  Notice of Dissolution of Group

         Not Applicable


Item 10. Certification


By signing below, I certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 26, 2000



/S/ LINCWOOD A. LACY, JR.
---------------------------
Linwood A. Lacy, Jr.